UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )*

(Name of Issuer)
ANNALY MORTGAGE MANAGEMENT

(Title of Class of Securities)
Common Stock


(CUSIP Number)
035710409

Check the following box if a
fee is being paid with this statement.
(A fee is not required only if the
filing person:  (1) has a previous
statement on file reporting beneficial
ownership of more than five percent
of the class of securities described
in Item 1; and (2) has filed no
amendment subsequent thereto reporting
beneficial ownership of five percent
or less of such class.) (See Rule 13d-7).

*The remainder of this cover page
shall be filled out for a reporting
persons initial filing on this form
with respect to the subject class of
securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section
18 of the Securities Exchange Act of
1934 (Act) or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see the Notes).


1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	449,300

6  SHARED VOTING POWER
	16,400

7  SOLE DISPOSITIVE POWER
	718,000

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	718,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.18%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) ANNALY MORTGAGE MANAGEMENT
	(B) 12 E, 41ST ST, SUITE 700, NY, NY 10017

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 035710409

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  718,000
	(B)  3.18%
	(C)	(I)	449,300
		(II)	16,400
		(III)	718,000
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to
the best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   2/1/01